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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 1996, except for Note 17 to the consolidated financial statements, as to which the date is September 19, 1996, with respect to the consolidated financial statements of Matrix Capital Corporation as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, in the Registration Statement (Form S-1 No. 333-10223) and related Prospectus of Matrix Capital Corporation for the registration of 2,012,500 shares of its common stock.

                                          /s/ Ernst & Young LLP

Phoenix, Arizona

September 26, 1996